Exhibit 99.1
BOARD MANDATE & DIVISION OF RESPONSIBILITIES BETWEEN THE BOARD OF
DIRECTORS & MANAGEMENT
December 12, 2005
Reconfirmed September 23, 2008
POLICY STATEMENT
     The purpose of this document is to clarify the respective governance and management roles and responsibilities of the Board and management.
BOARD OF DIRECTORS
     The Board is responsible for the supervision of management of the Corporation’s business and its affairs. It has the statutory authority and obligation to protect and enhance the assets of the Corporation in the interest of all shareholders. The Board Mandate, which includes the terms of reference of the Board and individual directors, sets out the purpose, procedures and organization, and responsibilities and duties of the Board and its committees.
     The Board has the responsibility to review and approve the stated missions of the business, its objectives and goals, and the strategy by which it proposes to reach those goals.
     The initiative for developing corporate strategy comes from management. The Board has the power to make suggestions and participates in the discussion of the strategy, responds to and contributes ideas and approves or amends the strategy. However, management leads this process. The Board is responsible for monitoring management’s success in implementing the strategy.
     The role of the Board focuses on governance and stewardship rather than on the responsibility of management to run the day-to-day operations of the Corporation. Its role is to set corporate direction, assign responsibility to management for achievement of that direction, define executive limitations, and monitor performance against those objectives and executive limitations. In fulfilling this role, the Board will regularly review corporate objectives to ensure that they continue to be responsive to the changing business environment in which the Corporation operates.
RESPONSIBILITIES:
     In order to ensure that the Board fulfills its role and is in a position to be held to account by its shareholders, the Board acknowledges its responsibility for the stewardship of the Corporation and will, with the assistance from the appropriate Committee:
1) Define Shareholder Expectations for Corporate Performance Through Effective Communication with Shareholders
     The Board will encourage effective communication between the Board and the Corporation’s shareholders, other stakeholders, and the public, the Board will determine, from time to time, the appropriate criteria for evaluating performance against shareholder expectations, and will set corporate strategic goals and objectives within this context. The Board will regularly review its criteria for the evaluation of shareholder expectations to ensure that they remain relevant to changing circumstances.
2) Establish Strategic Goals, Performance Objectives and Operational Policies
     Based on the best interests of the Corporation and the determination of long-term shareholder expectations for performance, the Board will develop broad strategic corporate objectives and establish corporate values against which corporate performance will be measured. This will include:
•	satisfying itself as to the integrity of the Chief Executive Officer and other executive officers and ensuring that they create a culture of integrity throughout the Corporation;

•	annually approving both long-term and short-term corporate vision and strategies to maximize shareholder value and which take into account, among other things, the opportunities and risks of the business of the Corporation;

•	adopting a written code of business conduct and ethics, applicable to the Corporation’s directors, officers and employees, and monitoring compliance with the code;

•	reviewing and approving management’s strategic and operational plans to ensure they are consistent with long-term and short-term vision;

•	setting annual targets against which to measure corporate and executive performance;

•	ensuring that appropriate internal control and management information systems are in place for the Corporation;

•	ensuring that executive compensation is linked appropriately to corporate performance; and

•	ensuring that a process is in place with respect to the appointment, development, evaluation and succession of senior management.
3) Delegate Management Authority to the Chief Executive Officer
     The Board will delegate to the Chief Executive Officer the authority to manage and supervise the business of the Corporation, including making of all decisions regarding the Corporation’s operations that are not specifically reserved to the Board under the terms of this Mandate and appropriate law and regulation.
     The Board will determine what, if any, executive limitations may be required in the exercise of the authority delegated to management, and in this regard will approve operational policies within which management will operate.
     It is the Board’s responsibility to hire, evaluate and discharge the Chief Executive Officer.
4) Monitor Corporate Performance
     The Board will understand, assess and monitor the principal risks of all aspects of the business in which the Corporation is engaged and, while recognizing that business decisions require the Corporation to incur a level of risk which achieves a proper balance between the risk incurred and the potential return to shareholders, will ensure the implementation of systems to manage the principal risks of the Corporation.
     The Board will also monitor corporate performance against both short-term and long-term strategic plans, annual performance targets, compliance with Board policies and the effective management of risk.
5) Establish Appropriate Board Processes
     The Board will develop procedures relating to the conduct of its business and the fulfillment of the responsibilities of the Board. Processes may include those related to the conduct of directors, compliance and Board meeting procedures, Board agenda formulation, management reporting, and evaluation of Board performance. The Board, through its Corporate Governance and Nominating Committee, will ensure that all directors receive a comprehensive orientation permitting them to understand the roles of the Board and its committees, their roles as directors and the nature and operation of the Corporation’s business. The Board, through its Corporate Governance and Nominating Committee, will also encourage directors to participate in continuing education.
BOARD STRUCTURE and GUIDELINES
     1. The Board will be comprised of a majority of independent directors, as defined by securities regulatory authorities and stock exchanges in Canada and the United States of America.
     2. All directors will stand for election every year.
     3. When the Chief Executive Officer also holds the position of Chairperson of the Board, the Board will elect a non-executive Vice Chair or lead director.
     4. Every year the Board will review and approve a strategic plan, an annual operating plan and a budget for the Corporation, and conduct periodic reviews of progress.

     5. The Board will establish three committees: an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. These committees will consist entirely of independent directors. The Board will appoint all chair and committee members and will develop and review from time to time a position description for the chair of each committee.
     6. The Board will be responsible for ensuring the development of a written charter for each of its committees that establishes the committee’s purpose, responsibilities, member qualifications, member appointment and removal, structure and operations (including any authority to delegate to individual members or subcommittees), and the manner of reporting to the Board. In addition, each committee will have authority to engage and compensate any outside advisor that it determines to be necessary to permit it to carry out its duties.
     7. The Board will meet on a quarterly basis or as deemed appropriate.
     8. The Board does not believe it should establish term limits.
     9. The independent directors will hold quarterly meetings at which non-independent directors and members of management will not be in attendance. These meetings will conclude with a discussion with the Chief Executive Officer on each occasion.
     10. The Corporate Governance and Nominating Committee will be responsible for developing the Corporation’s approach to corporate governance principles and guidelines specifically applicable to the Corporation.
     11. The Corporate Governance and Nominating Committee will annually evaluate the effectiveness of the Board and of the effectiveness of all committees.
     12. In conjunction with the Corporate Governance and Nominating Committee, the Board will consider what competencies and skills the Board as a whole should possess, what competencies and skills each director possesses, and the size of the Board.
     13. The Chair of the Board will establish the agenda for each Board meeting. Each Board member is free to suggest the inclusion of item(s) on the agenda.
     14. Whenever feasible, directors will receive materials seven days in advance of meetings for items to be acted upon. Management will make every attempt to see that the material is as succinct as possible while providing the desired information.
     15. Interlocking directorships will not be allowed, except with respect to joint ventures. (An interlocking directorship would occur if an officer or director of the Corporation served on the Board of Company X and an officer or director of Company X served on the Corporation’s Board, or if a major supplier or customer served on the Corporation’s Board.)
     16. Directors are required to own at least 2,000 shares of the Corporation’s stock within one year of election and 5,000 shares within three years of election.
     17. A report on succession planning and management development will be provided annually by the Chief Executive Officer to the Board.
     18. No director shall be a potential or actual representative of, or hold an executive position or directorship with, interests that may have reason to make an unsolicited or hostile attempt to acquire a controlling interest in the Corporation or its subsidiaries. Neither shall any director have vested interests in benefits from external intervention in the Corporation’s affairs.
     19. The Corporate Governance and Nominating Committee will establish a director’s questionnaire designed to assure that Board members have the requisite qualifications and have no conflicts of interests. In addition, each director will be required to adopt and support the Corporation’s ethics policy.
EXPECTATIONS and CONDUCT OF ALL MEMBERS OF THE BOARD
     1. Board members know and understand the Corporation’s vision, strategic precepts, strategic plan and operating plan, and understands the corresponding corporate policies.
     2. A Board member’s actions reflect his/her understanding of the Corporation’s vision, strategic precepts, strategic plan and operating plan in his/her discussion and actions on key issues throughout the year.

     3. Board meetings are conducted in a manner that ensures open communication, meaningful participation and timely resolution of issues. The proceedings of meetings are held in strict confidence and not divulged to outsiders.
     4. Board members are diligent in preparing for meetings and have adequate time available to perform their duties as directors.
     5. Board members will not enter into relationships with the Corporation that would in any way compromise them being designated as independent directors.
     6. Board members have complete access to the Corporation’s senior executives. It is assumed that Board members will use judgment to be sure that this contact is not distracting to the business operations of the Corporation and that such contact, if in writing, be copied to the Chief Executive Officer and Chair. Specific requests and action items should be requested through the office of the Chief Executive Officer.
     7. In tracking the Corporation’s performance, the Board regularly considers the performance of peer companies.
     8. Attendance is essential to the good performance of the Board process. Therefore, Board Members are expected to attend all meetings of the Board, whether in person or via teleconference, but in any event, not less than 75 percent of the meetings.
FEEDBACK
     The Corporation’s shareholders may provide written input and comments to the Board by forwarding same to the General Counsel at the Corporation’s U.S. headquarters.
CHAIR OF THE BOARD
     The Chair of the Board is accountable to the Board for the fulfillment of the responsibilities of the office of Chair as outlined in the Corporation’s by-laws and will lead the Board in establishing effective corporate governance processes and practices.
Role/Responsibilities:
     The role and responsibilities of the Chair of the Board will include:
•	assuming principal responsibility for the operation and functioning of the Board;

•	providing overall leadership to the Board without limiting the principle of collective responsibility and the ability of the Board to function as a unit;

•	fulfilling his or her Board leadership responsibilities in a manner that will ensure that the Board is able to function independently of management. This should include ensuring that the appropriate procedures are in place for the Board to meet regularly without management present, and to allow for directors to engage outside advisors at the expense of the Corporation in appropriate circumstances, subject to the approval of the Corporate Governance and Nominating Committee;

•	consulting with the Board and the Secretary to set Board agendas that are based on the responsibilities of the Board and reflect current priorities;

•	chairing Board meetings effectively, including ensuring that appropriate briefing materials are delivered in a timely fashion, encouraging full participation and discussion by individual directors, stimulating debate, facilitating consensus, and ensuring that clarity regarding decisions is reached and duly recorded;

•	requesting that another director chair a particular meeting, or a particular agenda item should the Chair determine that in the interests of making a proposal to the Board in his/her role as Chair, he/she would not be the most effective chair of that particular meeting, or that particular agenda item;

•	ensuring compliance with the governance policies of the Board regarding conduct of Board meetings, managing and reporting information and other policies related to the conduct of the Board’s business; and

•	taking a leadership role in ensuring effective communication and relationships among the Corporation, shareholders, stakeholders and the general public.

CHIEF EXECUTIVE OFFICER
     The Chief Executive Officer is delegated the authority to supervise the business and affairs of the Corporation, subject to the direction of the Board and the executive limitations established by the Board. This delegation shall include the authority to make all decisions on behalf of the Corporation that do not require shareholder approval, or have not been reserved by the Board to itself or to a Committee of the Board, under the terms of this Mandate.
     All Board authority delegated to management is delegated through the Chief Executive Officer, so that all authority and accountability of management, unless otherwise stated in this Mandate, is considered to be the authority and accountability of the Chief Executive Officer. This shall not be interpreted as precluding interaction among the members of the Board and senior management, and relates solely to the accountability link between the Board and the Chief Executive Officer.
     The Chief Executive Officer shall have the authority to delegate operational decision making as he/she may determine as necessary and appropriate for the effective operation of the business. In this regard, the Chief Executive Officer shall put in place a delegation of operational authority policy within the organization.
Role/Responsibilities:
     The role and responsibilities of the Chief Executive Officer will include:
•	developing and recommending corporate strategies, and business and financial plans for the approval of the Board;

•	managing the operations of the business in accordance with the strategic direction set by the Board and within operational policies as approved by the Board in relation to the conduct of the business;

•	reporting management information back to the Board in a manner and time so that the Board may effectively monitor and evaluate corporate performance against stated objectives and within executive limitations; including:

•	submitting monitoring and performance information required by the Board in a timely and accurate fashion, and based on industry benchmarked standards;

•	ensuring that the Board is aware of relevant trends, anticipated adverse media and analyst coverage, material external or internal changes, and any changes in the assumptions upon which any Board decision or approval has previously been made; and

•	advising the Board if, in the Chief Executive Officer’s opinion, the Board is not in compliance with its own policies, or legal and/or regulatory requirements, in particular, in the case of behavior of one or more directors which is detrimental to best interests of the Corporation or to the working relationship between the Board and the Chief Executive Officer;

•	developing a list of risk factors and informing the Board of what mechanisms are in place to address the identified risks;

•	providing the Board with information, both internal and external, that the Board may require in order to make fully-informed decisions regarding policies governing the operation of the business;

•	dealing with the Board as whole except when:
(a)	fulfilling individual requests for information; or

(b)	responding to officers or committees duly charged by the Board; and
•	reporting in a timely manner on actual or anticipated non-compliance with any Board approved policy or decision.
The Chief Executive Officer will be evaluated on the following criteria:
     1. Leadership: Leads the Corporation based on its vision, mission and values so that they are widely understood, widely supported, consistently applied and effectively implemented and ensures that practices are consistent with the strategic plan.

     2. Strategic Planning: Ensures the development of and gains Board approval for a strategic plan that meets the needs of stockholders, customers, employees and all corporate stakeholders; ensures consistent and timely progress toward strategic objectives; obtains and allocates resources consistent with strategic objectives.
     3. Financial Results: Establishes Board-approved appropriate annual and longer-term financial objectives and manages consistently to achieve these goals; ensures that appropriate systems are maintained to protect assets and maintain effective control of operations.
     4. Succession Planning: Develops, attracts, retains, motivates, manages and is accountable for an effective top management team capable of achieving objectives; provides for a detailed, written management succession plan.
     5. Human Resources: Ensures the development of effective recruitment, training, retention and personnel communications plans and programs to provide and motivate the necessary human resources to achieve objectives; establishes and monitors programs to provide equal opportunity employment for all employees.
     6. Communications: Serves as chief spokesperson, communicating effectively with stockholders and all internal and external stakeholders.
     7. External Relations: Ensures that the Corporation and its operating units contribute appropriately to the well being of their communities and industries. Represents the Corporation in community and industry affairs.
     8. Board and Stockholder Relations: Works closely with the Board and stockholders to keep them fully informed on all important aspects of the status and development of the Corporation. Facilitates the Board’s governance, composition and committee structure. Implements Board policies and recommends policies for Board consideration.